Exhibit 10.1
RTI International Metals, Inc.
Executive Non-Change in Control Severance Policy
A. Applicability
     The following executive officers (the “Executives” and each an “Executive”) of RTI International Metals, Inc. (the “Company”) who are appointed after the date of adoption, as set forth below, are entitled to participate in this Non-Change in Control Severance Policy (the “Policy”), as may be amended from time to time, together with any other executive officer who is informed in writing by the Company of participation:
     Vice Chairman and Chief Executive Officer (“CEO”); President and Chief Operating Officer (“COO”); Senior Vice-President and Chief Financial Officer (“CFO”); Executive Vice-President (“EVP”); and Vice-President and General Counsel (“GC”).
     If an Executive is entitled to payments and/or benefits under the Company’s Executive Change in Control Severance Policy following Executive’s termination of employment, then its terms shall control and the Executive shall not receive the payments and benefits provided under this Policy.
B. Definitions
     (1) “Cause” shall mean termination upon (i) any material breach by Executive of their Letter Agreement, (ii) the Executive’s gross misconduct, (iii) the Executive’s gross neglect of their duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to the Executive that identifies the manner in which the Company believes that the Executive has not acted in accordance with requirements and the Executive has failed to resume substantial performance of their duties within fourteen (14) days of receiving such demand, (iv) the Executive’s commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with the Company, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) the Executive’s act of theft or dishonesty which is injurious to the Company, or (vi) the Executive’s violation of any Company policy, including any substance abuse policy.
     (2) “Letter Agreement” shall mean the Executive’s employment letter agreement with the Company.
     (3) “Payment Multiple” shall mean:
2, in the case of the CEO;
1.5, in the case of the COO;
1.0, in the case of the CFO, EVP and GC.
C. Benefits
     (1) If Executive’s employment shall be terminated by the Company for Cause or by Executive other than for the reasons set forth in subparagraph (3)(ii), below, no benefits shall be payable pursuant to this Policy, and the Company shall pay Executive the benefits provided within his or her Letter Agreement.
     (2) If Executive’s employment terminates by reason of Executive’s death or disability, no benefits shall be payable pursuant to this Policy, and the Executive shall be entitled to the benefits provided within his or her Letter Agreement and the Company’s retirement, survivor’s benefits, insurance and other applicable programs and plans, then in effect.
     (3) In the event the Executive’s employment with the Company terminates prior to the expiration of the Employment Period, as defined and specified within their Letter Agreement, on account of (i) an involuntary termination of employment by the Company other than for Cause, Executive’s death or disability or (ii) a voluntary termination by Executive within 90 days of a (x) material breach of the Letter Agreement by the Company, or (y) reduction in the Executive’s Base Salary (as defined in the Letter Agreement), without the Executive’s consent, then, except as otherwise provided herein, the Executive shall receive the following:
     (i) A payment equal to the Payment Multiple times the amount of the Executive’s Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination. This payment shall be divided into equal monthly installments over a period of months equal to the Payment Multiple times 12 (the “Payment Period”, which shall commence upon the Executive’s separation from service). An amount equal to the first seven monthly installments shall be payable on the first day following the six month anniversary of the Executive’s separation from service and successive monthly installments shall be paid on each of the monthly anniversaries thereafter during the Payment Period. Notwithstanding the foregoing, payments otherwise receivable by an Executive pursuant to this Policy shall be reduced to the extent comparable compensation is received by Executive during the Payment Period, and any such amounts actually received by Executive shall be reported to the Company for purposes of offset.
     (ii) During the Payment Period, the Company will arrange to provide the Executive at the Company’s expense with life, disability, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the circumstances giving rise to such termination; but benefits otherwise receivable by the Executive pursuant to this Policy shall be reduced to the extent comparable benefits are actually received by the Executive during the Payment Period, and any such benefits actually received by the Executive shall be reported to the Company for purposes of offset. To the extent any such benefits cannot be provided on a non-taxable basis to Executive and the provision thereof would cause any part of the benefits to be subject to additional taxes and interest under Section 409A of the Internal Revenue Code, then the provision of such benefits shall be deferred to the earliest date upon which such benefits can be provided without being subject to such additional taxes and interest.
D. Limitation
     If the Company elects not to extend the employment period of an Executive’s Letter Agreement such that the employment period terminates, the non-extension shall not be treated, for purposes of this Policy, as an involuntary termination of employment by the Company without Cause, or constitute reason for the Executive to voluntarily terminate their employment for the reasons specified in Paragraph C(3).

E. Amendment or Termination
     This Policy may be amended or terminated at any time in the Company’s discretion; provided, however, that no such amendment or termination made simultaneously with or following an Executive’s termination of employment shall be binding upon the Executive, or in any way adversely affect such Executive’s rights under the Policy as it existed prior to such amendment or termination.
Date of Adoption: February 22, 2007